Exhibit 5.1

March 21, 2011
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel for Holly Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of the offering and sale of by the Company of up to 51,608,956 shares of its common stock, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), to which this opinion letter is being filed as an exhibit. The Shares are proposed to be issued in connection with the merger of North Acquisition, Inc., a Wyoming corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Frontier Oil Corporation, a Wyoming corporation (“Frontier”), with Frontier surviving the merger as a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of February 21, 2011, among the Company, Frontier and Merger Sub (the “Merger Agreement”).
     In rendering the opinion set forth below, we have reviewed and relied upon such certificates and corporate documents and records as we have deemed necessary or appropriate for the purposes of rendering such opinion, including an executed copy of the Merger Agreement, the Company’s Restated Certificate of Incorporation, the Company’s By-Laws and certain resolutions adopted by the Company’s board of directors that pertain to the Merger Agreement and the issuance of the Shares contemplated thereby. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to factual matters relevant to our opinion, with the Company’s consent and to the extent that we deemed such reliance proper, we have relied upon certificates of public officials and certificates and other communications of officers or other representatives of the Company, without further investigation or verification as to the facts set forth therein.
     In connection with the opinion set forth below, we have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and (ii) each person signing the documents that we reviewed has the legal capacity and authority to do so.
     Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and that, when the Registration Statement has been declared effective by order of the SEC and the Shares have been issued, paid for and delivered in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware, which includes the statutory provisions as well as all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction.
     The opinion expressed herein is rendered only to you in connection with the Registration Statement. The opinion expressed herein may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

Vinson & Elkins LLP Attorneys at Law	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
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March 21, 2011 Page 2

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.
     We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. We undertake no, and hereby expressly disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein.
Very truly yours,
/s/ Vinson & Elkins L.L.P.